Exhibit 99.2

QUANERGY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K as well as our Annual Report on Form 10-K. This discussion contains “forward-looking statements” reflecting Quanergy’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors included in our Annual Report on Form 10-K, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Quanergy assumes no obligation to update any of these forward-looking statements.

For purposes of this section, “we,” “us,” “our,” the “Company” and “Quanergy” refers to the business and operations of Quanergy and its consolidated subsidiaries prior to the consummation of the transactions contemplated by the Merger Agreement (as defined below).

Overview

We design, develop and produce Light Detection and Ranging (“LiDAR”) sensors and are a leader in 3D sensing that delivers robust and intelligent real-time 3D object detection and classification solutions.

Currently, our applications and products are targeted towards five key market groups: 1) the Security market where we build applications leveraging the mechanical M Series LiDAR combined with proprietary software for perimeter security and intrusion detection applications; 2) the Smart Cities / Spaces market, where our flow management tools are used in cities and municipalities to improve the movement and safety of their citizens in dense urban settings; 3) the Mapping market, where customers are currently utilizing the M8 mechanical LiDAR for terrestrial and aerial mapping; 4) the Industrial market, where we are launching our solid state and mechanical LiDAR solutions for material handling, logistics, and measurement; and 5) the Transportation market which consists of passenger vehicles as well as heavy vehicles and off highway applications such as agricultural and mining equipment, which we are primarily looking to service through our solid state S Series LiDAR for use in Advanced Driver Assist Systems as well as in highly automated vehicle applications.

We generate revenue primarily by entering into supply arrangements with systems integrators, value added resellers, distributors and end customers. We have also, in the past, received funds from evaluation agreements, where a customer obtains early access to technology through evaluation samples of products and related software.

To date, we have financed our operations primarily through private placements of convertible preferred stock and issuance of convertible notes. From the date of our incorporation through December 31, 2021, we have raised aggregate net proceeds of approximately $153 million and $89 million from the issuance of convertible preferred stock and convertible notes, respectively. We incurred a net loss of $63.5 million and used $30.1 million in cash to fund our operations during the year ended December 31, 2021.

Over the last two years, key changes to our R&D and product development organizations have accelerated the pace of product releases. In 2020, we released 10 new solutions (four sensors, four software products, and two VMS integrations). In the year ended December 31, 2021, we have released 10 new solutions (two sensors and eight software products). This is quite a bit higher than the four new solutions we released in 2019. We expect to continue investing in R&D and product development to further support sales growth going forward.

The years ended December 31, 2021 and 2020 were also critical years for the development of our S3 platform. After receiving new hardware at the end of 2019, we devoted much of the years ended December 31, 2021 and 2020 to a testing and optimization program that increased the outdoor range of our sensors from 20 meters in January 2020 to 100 meters by January 2021 and 200 meters presently. As we continue to fine tune a new silicon detector, we expect to improve our sensor performance and increase our technical relevance for transportation and industrial applications.

Impact of COVID-19

The extensive impact of the pandemic caused by the novel coronavirus (“COVID-19”) has resulted, and will likely continue to result, in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties, and other jurisdictions have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations, and extended closures of businesses.

With respect to our results, sales for the years ended December 31, 2021 and 2020 were heavily impacted by COVID-19 primarily due to the delay of projects and slowing overall business activity, as well as, in certain cases, the inability to physically access customer sites. Despite these setbacks, we reacted quickly to help offset the negative cash flow impacts of these factors with key elements of our cash preservation plan in 2020 including furloughing nearly 50% of our employees, negotiating extended payment terms with vendors, cutting wages across the entire workforce and reducing overall external contractor spending. We also benefited from a $2.5 million Paycheck Protection Program (“PPP”) loan from the Small Business Administration. We maintained a cautious pace of spending through the year ended December 31, 2021, which when combined with the issuance of $48.7m in convertible notes, gave us adequate liquidity to run our operating plan.

While business conditions improved sequentially each quarter in 2021, broader implications of the COVID-19 pandemic were present throughout the year on our workforce, operations, supply chain and customer demand. Turning to 2022, significant uncertainties remain relating to disruptions from COVID-19, broad based supply chain shortages, and geopolitical risks related to the events unfolding in the Ukraine.

See the section entitled “Risk Factors” included in our Annual Report on Form 10-K (the “Form 10-K”) for further discussion of the possible impact of COVID-19 on our business.

Comparability of financial information

Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination (as defined below).

Business Combination and Public Company Costs

On February 8, 2022 (the “Closing Date”), subsequent to the end of the fiscal year ended December 31, 2021, the fiscal year to which this management’s discussion and analysis of financial condition and results of operations relates, Quanergy Systems, Inc., a Delaware corporation (f/k/a CITIC Capital Acquisition Corp. (“CCAC”)), consummated the previously announced merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated June 21, 2021, as amended on June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”), by and among CCAC, CITIC Capital Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CCAC (“Merger Sub”) and Quanergy. CCAC’s shareholders approved the business combination (the “Business Combination”) and the change of CCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware (the “Domestication”) at an extraordinary general meeting of stockholders held on January 31, 2022.

On February 7, 2022, one business day prior to the Closing Date, CCAC effectuated the Domestication, pursuant to which each of CCAC’s currently issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of common stock of the Company (“Common Stock”). Similarly, all of CCAC’s outstanding warrants became warrants to acquire shares of Common Stock, and no other changes were made to the terms of any outstanding warrants.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger (the “Merger”) of Merger Sub with and into Legacy Quanergy, whereupon the separate corporate existence of Merger Sub ceased and Quanergy became the surviving company and a wholly owned subsidiary of CCAC. In connection with the Domestication, CCAC changed its name from CITIC Capital Acquisition Corp. to Quanergy Systems, Inc.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, CCAC is treated as the acquired company for financial statement reporting purposes. As a result of the Merger, the most significant change in the Company’s future reported financial position and results are an estimated cash balance (as compared to Quanergy’s consolidated balance sheet at December 31, 2021) of $30.9 million, assuming stockholder redemptions of 26,267,796 shares of Common Stock, or $264.5 million, including $37.0 million in gross proceeds from the PIPE Investment by the PIPE Investors and after deducting $35.0 million of indebtedness to be repaid and approximately $10.5 million in total direct and incremental transaction costs and partial settlement of CCAC deferred underwriting commission. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

As a consequence of the Merger, Quanergy has become the successor to a United States Securities and Exchange Commission (“SEC”) registered and listed company with New York Stock Exchange, which will require Quanergy to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices.

Factors affecting our performance

Pricing, product costs and margins

Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. To date, most of our revenue has been generated from flow management solutions which entail M Series sensors paired with our Qortex software for Smart City, Smart Spaces and Security applications. As we expand further into the industrial market, we expect prices to generally decrease as these products are adopted into higher volume programs with higher price sensitivity and in many cases less complex performance requirements. This downward trend in Average Selling Prices is expected to continue as we incorporate orders from the transportation market where cost pressures are significant. As an offset to these pressures, we expected to benefit from improved fixed cost absorption as revenues scale and we are able to amortize fixed costs among more units, and improved variable costs from scale and redesign opportunities. Through both of these we expect to be able keep cost downs ahead of price downs which is accretive to margins. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective smart vision solutions for our commercial-stage customers. We anticipate that our process will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.

Commercialization of LiDAR based applications

We believe the LiDAR market today represents a sizable opportunity, and we see significant growth in the TAM across multiple end markets. We also believe we are well-positioned to take advantage of this opportunity, with strong customer relationships and differentiated products that give us opportunities across many different use cases. With that said, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our results are significantly impacted by the timing of individual projects, customer adoption, and overall sales cycles within each vertical. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products.

End market concentration

Until now, the majority of our revenue has come from flow management applications which made up 81% of our revenue for the year ended December 31, 2021, with the balance of revenues being from various other sources. This is because we have had these solutions in market for some time and have been able to digest customer feedback and improve the products to optimize their performance for these use cases. We believe our entry into new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand the end markets we serve, we anticipate that sales to a limited number of end markets will continue to account for a significant portion of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of the markets in which we compete. Success in an end market, or commercialization, is uncertain and may develop differently in each case, with unique pricing, volume, and cost dynamics. Additionally, as production scales in order to meet the demands of commercialization, pricing pressure typically increases, and the amount of that pressure is expected to vary by market.

Sales volume

Sales volumes for our solutions can vary significantly by customer. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes can also depend on the stage of development, with significantly higher volumes being typically associated with the production phase vs development phase. Our business can be significantly impacted by our ability to estimate these customer commitments and select projects that will successfully transition from development to production.

Continued investment and innovation

Our financial performance is significantly dependent on our ability to build on our position in the LiDAR market. This is dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop, and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area may not be recovered.

Market trends and uncertainties

We believe our business prospects are supported by favorable market trends that are likely to support growth in the LiDAR market over the next several years. We see the largest near-term growth opportunities coming from the IoT markets which encompass flow management, the industrial market, and mapping. In the shorter term we see the largest pipeline of opportunities at Quanergy coming from flow management solutions driven by increased demand from smart city, smart spaces, and security applications for managing human and vehicle movements in densely populated environments. We also see expect a rapidly increasing opportunity from the industrial market driven by increasing levels of automation for manufacturing, material handling and logistics. We believe that the transportation market represents a significant opportunity as auto OEMs shift from driver assist systems to increasing levels of automation, responding to consumer demands for increased safety and convenience. While the technology for significant automation at low volumes exists today, we believe high volume production of highly automated vehicles with LiDAR sensors is several years away as systems still need to see improvements in cost and performance. Our expectation is that some large volume LiDAR based programs will start to see deployment mid-decade with significant industry growth thereafter.

Although increasing adoption of LiDAR technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate customer needs quickly enough. The LiDAR industry is competitive with many well-funded new entrants, so we will need to build on our positioning with robust investment in new product to increase market acceptance of our LiDAR technology.

Margin Improvements

Our product costs and gross margins will depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets will depend on the success of our digital LiDAR solutions and the ultimate volume of our sensors sold. We anticipate that our selling process will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that volume-driven product cost improvements will lead to a gross margin improvement as our sales volume increases over time.

Non-GAAP Financial Measures

We consider adjusted EBITDA to be an important non-GAAP financial measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), non-cash gain or loss on debt transactions, certain non-recurring gains and losses and any extraordinary, unusual or non-recurring charges, expenses or losses, restructuring costs, stock-based compensation and change in fair value of derivative liabilities.

Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

The following table reconciles net loss to adjusted EBITDA for the years ended December 31, 2021, and 2020, respectively:

	For year ended, December 31,
	2021	2020
Adjusted EBITDA
Net loss	$(63,544)	$(35,835)
Stock-based compensation expense	11,972	5,443
Depreciation and amortization	948	1,192
Interest expense	21,489	6,380
Interest income	(5)	(34)
Change in fair value of derivative liability	3,628	(1,402)
Gain on forgiveness of PPP loan	(2,515)	—
Other comprehensive income, net	—	(12)
Income tax provision (benefit)	26	7

Adjusted EBITDA	$(28,001)	$(24,261)

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.

Basis of presentation

Quanergy currently conducts its business through a single operating segment. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See Note 1 and Note 15 in the accompanying audited consolidated financial statements for more information on basis of presentation and operating segments, respectively.

Components of results of operations

Net sales

We generate revenue primarily by entering into standard supply arrangements with systems integrators, value added resellers, distributors, and end users. These end-customers and channel partners typically bundle Qortex perception software with a perpetual or term license, and/or services related to the support of the software and hardware and/or installation services. We also have instances of standalone sales of sensors and hardware equipment to customers.

Standard Supply Arrangements:

We recognize revenue from sales of products and services upon delivery. Delivery occurs upon transfer of title and all risks and rewards of ownership to the customer, which is generally upon shipment. Maintenance and support revenue is recognized ratably over the term of the support period. Certain of our arrangements are multiple-element arrangements with a combination of product and service.

We mostly use Distributors and System Integrators (“SIs”) to complement our direct sales and marketing efforts. The Distributors and SIs receive business terms of sale similar to those received by our direct customers, and payment to us is not contingent on the receipt of payment from the end customer. The Distributors and SIs negotiate pricing with the customer and are responsible for certain support levels directly with the customer.

See “—Critical Accounting Policies and Estimates—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of Goods Sold

Cost of goods sold includes actual cost of material, labor, and manufacturing overhead, including depreciation and amortization, incurred for revenue-producing units shipped and includes associated warranty costs and other costs. Cost of goods sold also includes employee-related costs, including salaries, bonuses, stock-based compensation expense and employee benefit costs associated with the manufacturing of our LiDAR sensors. We expect cost of goods sold to increase in absolute dollars in future periods along with our revenue levels.

Gross Profit and Gross Margin

Our gross profit represents net sales less our total costs of goods sold, and our gross margin is our gross profit expressed as a percentage of our total revenues. We expect that gross profit and gross margin will continue to be affected by various factors including our pricing, volumes, and amount of investment to maintain or expand our sensors and sensing solutions, excess and obsolete inventories, cost structure for manufacturing operations, product support obligations, share-based compensation expenses, as well as allocated overhead. We expect our gross profit and gross margins to improve over the long term, although it varies by product and could fluctuate from period to period depending on the factors described above.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization. These expenses also include non-personnel costs such as professional fees payable to third parties, license and subscription fees for development tools, pre-production product related costs including wafer fabrication costs, and other expenses related to collaborative arrangements. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in new mechanical sensors, in engineering development for our S-Series program as well as in hardware and software development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our sales and marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.

General and Administrative

General and administrative expenses primarily consist of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, other consulting services, as well as an allocated portion of facility and IT costs and depreciation. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of the general and administrative function to support the growth of our business. However, we anticipate selling, general, and administrative expenses to decrease as a percentage of revenue over the long term.

Other income (expense), net

Other income/(expense) consists mainly of interest income, interest expense and other expenses. Interest expense relates to interest on issuance of convertible notes and amortization of debt issuance costs. We receive interest income from our cash equivalents and investments in marketable securities. Other expense includes periodic adjustments to derivative liability at each balance sheet date and expenses realized due to debt discount provided to convertible promissory note holders and gain on forgiveness of the PPP loan.

Provision for income taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations

Comparison of years ended December 31, 2021, and 2020

We have derived this data from our consolidated financial statements included elsewhere in this Current Report on Form 8-K. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our consolidated statement of operations for the years ended December 31, 2021, and 2020:

	Years ended, December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Net sales	$3,928	$3,015	$913	30%
Cost of goods sold (1)	3,939	2,586	1,353	52%

Gross profit (loss)	(11)	429	(440)	-103%

Research and development (1)	17,011	15,373	1,638	11%
Sales and marketing (1)	8,286	6,486	1,800	28%
General and administrative (1)	15,653	9,472	6,181	65%

Operating expenses	40,950	31,331	9,619	31%

Operating loss	(40,961)	(30,902)	(10,059)	33%
Other income (expense):
Interest expense, net	(21,484)	(6,346)	(15,138)	239%
Other income (expense), net	(1,073)	1,420	(2,493)	-176%

Loss before income taxes	(63,518)	(35,828)	(27,690)	77%
Income tax provision	(26)	(7)	(19)	271%

Net loss	$(63,544)	$(35,835)	$(27,709)	77%

(1)	Includes stock-based compensation expense (unaudited) as follows:

	For year ended December 31,
	2021	2020
Cost of goods sold	$193	$100
Research and development	1,717	2,225
Sales and marketing	858	1,294
General and administrative	9,204	1,824

	$11,972	$5,443

Our stock-based compensation expense is primarily related to our stock options, restricted stock units, and restricted stock awards for all periods presented. For the year ended December 31, 2021, $7.9 million of stock-based compensation was related to the vesting of restricted stock awards (“RSAs”). As of December 31, 2021, no compensation expense related to restricted stock units (“RSUs”) has been recognized as the performance vesting condition, which is (i) an initial public offering, or (ii) the closing of a merger of the Company with a special purpose acquisition company, or (iii) a Change in Control, has not occurred. The expense on such liquidation events would be recorded only on occurrence of such events. Total unrecognized stock-based compensation cost of $77.9 million related to unvested restricted stock units is expected to be recognized upon vesting, including meeting the above performance condition.

Considering that our operating expenses are significantly higher than reported revenue for the periods presented, presenting the unaudited consolidated statement of operations data as a percentage of revenue would not be meaningful, and hence it has been omitted.

Net Sales

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Net Sales	$3,928	$3,015	$913	30%

Net sales by geographic location:

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Americas	$1,043	$1,372	$(329)	-24%
Asia	1,898	842	1,056	125%
Europe, Middle East and Africa	987	801	186	23%

Total net sales	$3,928	$3,015	$913	30%

Net Sales increased by $0.9 million to $3.9 million for the year ended December 31, 2021, from $3.0 million in for the year ended December 31, 2020. This increase is the result of increased customer orders along-side of general economic activity and increasing levels of customer engagement. Security and Smart Spaces customers have been the largest drivers of this improvement.

Cost of Goods Sold and Gross Margin

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Cost of goods sold	$3,939	$2,586	$1,353	52%
Gross margin	(11)	429	(440)	-103%
Gross margin %	0%	14%

Cost of goods sold increased by $1.4 million to $3.9 million for the year ended December 31, 2021, from $2.6 million for the year ended December 31, 2020, while gross profit decreased by $0.4 million during the same period. The increase in cost of goods sold and resultant decrease in gross margin was mainly attributable to increased materials costs related to sales growth, increased inventory write downs to net realizable value, increased labor costs required to service future growth with hiring in anticipation of increased demand, and, to a lesser extent, higher costs per shipment due to increased freight charges and product costs.

Operating Expenses

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Research and development	$17,011	15,373	1,638	11%
Sales and marketing	8,286	6,486	1,800	28%
General and administrative	15,653	9,472	6,181	65%

	$40,950	31,331	9,619	31%

Research and Development

Research and development expenses increased by $1.6 million to $17.0 million for the year ended December 31, 2021, from $15.4 million for the year ended December 31, 2020. The increase was primarily attributable to a $1.8 million increase in personnel and related fringe costs, and a $0.2 million increase in materials and overhead related costs, partially offset by a decrease of $0.4 million in stock-based compensation expense.

Sales and Marketing

Sales and marketing expenses increased by $1.8 million to $8.3 for the year ended December 31, in 2021, from $6.5 million for the year ended December 31, 2020. The increase was primarily attributable to a $1.4 million increase in personnel and related fringe costs resulting from increased headcount, a $0.3 million increase in commissions and consulting, and a $0.5 million increase in demos, trade shows and other, partially offset by a decrease of $0.4 million in stock-based compensation expense.

General and Administrative

General and administrative expenses increased by $6.2 million to $15.7 million for the year ended December 31, 2021, from $9.5 million for the year ended December 31, 2020. The increase was primarily attributable to an increase of $7.4 million in stock-based compensation costs (including $7.9 million associated with RSAs which were issued in conjunction with the debt financing raised during the year ended December 31, 2021), a $1.1 million increase in accounting, legal and insurance costs incurred in anticipation of the Business Combination, and a $0.2 million increase in personnel and related fringe costs resulting from increased headcount, partially offset by a decrease of $2.5 million in accrued settlement costs.

Interest Expense, Net and Other Income (Expense), Net

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Interest expense, net	$(21,484)	$(6,346)	$(15,138)	239%
Other income (expense), net	(1,073)	1,420	(2,493)	-176%

Interest expense, net was $21.5 million for the year ended December 31, 2021, compared to $6.3 million for the year ended December 31, 2020. The increase was primarily attributable to increases of $5.0 million related to contractual interest and $10.0 million of discount amortization related to convertible promissory notes issued for the years ended December 31, 2020 and 2021.

Other expense, net increased $2.5 million to $1.1 million for the year ended December 31, 2021, compared to other income, net of $1.4 million for the year ended December 31, 2020. The increase in other expense, net, consisted of an increase in the fair value remeasurement of a derivative liability of $5.0 million related to promissory notes issued in the years ended December 31, 2020 and 2021, partially offset by a gain of $2.5 million on the forgiveness of the PPP loan for the year ended December 31, 2021.

Income Taxes

	For year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Loss before income taxes	$(63,518)	$(35,835)	$(27,583)	77%
Provision for income taxes	(26)	(7)	(19)	271%

The Company is subject to income taxes in the United States, China, Japan, UK, Germany and Canada. The change in the provision for income taxes during the year ended December 31, 2021, as compared to the year ended December 31, 2020, was immaterial.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2021, we had cash and cash equivalents totaling $26.1 million, which were held for working capital purposes. Our cash equivalents are comprised primarily of money market funds. To date, our principal sources of liquidity have been payments received from sales to customers, net proceeds we received through issuance of convertible preferred stock and issuance of convertible notes. In November 2013, we received $3.4 million and $1 million in net proceeds from the sale of our Seed and Seed 2 Series preferred stock, respectively. In October and November 2014, we received $29.9 million in net proceeds from the sale of our Series A preferred stock. In April 2015, we received $9.8 million in net proceeds from the sale of our Series A+ preferred stock. In March 2016, we received $89.5 million in net proceeds from the sale of our Series B preferred stock. In October 2018, we received $19.3 million in net proceeds from the sale of our Series C preferred stock.

In March 2018 and June 2018, we received $24.8 million and $0.7 million, respectively, through issuance of convertible promissory notes (the “2022 Notes”) to various investors. The 2022 Notes are secured by a security agreement and mature in March 2022, unless earlier converted at the option of the investors. The principal amount accrues interest at 1.5% per annum, payable biannually, and additional interest at 8.0% per annum, which will be added to the principal and compounded on each payment date.

In March 2020, August 2020, and October 2020, we received $8.1 million, $7.5 million, and $0.5 million, respectively, through issuance of convertible promissory notes (the “2023 Notes”) to various investors. The principal amount of the outstanding balance will accrue interest at 10.0% per annum, payable at maturity in March 2023.

In May 2020, we received loan proceeds of $2.5 million under the CARES Act’s Paycheck Protection Program. The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The outstanding portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of payments for the first six months. However, the PPP loan was forgiven subsequently as on June 14, 2021.

In February 2021, we received $48.7 million through issuance of additional 2023 Notes. The principal amount of the outstanding balance will accrue interest at 10.0% per annum, payable at maturity in March 2023.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $308 million as of December 31, 2021. We expect to continue to incur operating losses for at least the next 12 months following the issuance of these financial statements due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.

As of December 31, 2021, the Company had $26.1 million of cash and cash equivalents. Further, the Company completed its business combination transaction on February 8, 2022, and effectively settled its outstanding debt balance of $106 million, thereby providing the company with additional future financial flexibility. The transaction also gives the Company access to $125 million from a previously announced share subscription facility from Global Emerging Markets Group (“GEM”), a Luxembourg-based private alternative investment group, once the effectiveness of the resale S-1 Registration Statement is completed, which is expected to occur in the second quarter of FY 2022. As registration effectiveness is not entirely in the company’s control, should the company not be able to access the GEM facility, it would be forced to seek other forms of financing which may not be available in sufficient amounts to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of financial statements for the year ending December 31, 2021. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
	($ in thousands)
	2021	2020
Net cash provided by (used in)
Operating activities	$(30,124)	$(21,815)
Investing activities	(47)	226
Financing activities	48,679	18,299
Effect of exchange rate changes	—	12

Net increase (decrease) in cash, cash equivalents and restricted cash	$18,508	$(3,278)

Operating Activities

For the year ended December 31, 2021, operating activities used $30.1 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $63.5 million, offset by our non-cash charges of $35.2 million primarily consisting of stock-based compensation of $12.0 million, non-cash interest expense of $21.2 million, change in fair value of debt derivative liabilities of $3.6 million, and depreciation and amortization of $0.9 million, partially offset by the gain on extinguishment of debt of $2.5 million. The net cash used from changes in our operating assets and liabilities was $1.8 million. This amount consists of $2.8 million of cash provided from changes in our operating assets and liabilities, primarily due to a $0.8 million increase in accounts payable, a $0.3 million increase in accrued expenses, a decrease of $1.6 million in inventory, and a $0.1 million decrease in accounts receivable, offset by cash used from changes in our operating assets and liabilities of $4.6 million which primarily consists of a $3.4 million increase in other long-term assets, a $0.8 million increase in prepaid expenses and other current assets, and a $0.4 million decrease in other long-term liabilities.

For the year ended December 31, 2020, operating activities used $21.8 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $35.8 million, offset by our non-cash charges of $11.4 million and $2.6 million of net cash provided from changes in our operating assets and liabilities. Non-cash charges consist of stock-based compensation of $5.4 million, non-cash interest expense of $5.9 million, and depreciation and amortization of $1.2 million, offset by change in fair value of debt derivative liabilities and other of $1.2 million. The cash provided from changes in our operating assets and liabilities was $3.8 million, which was primarily due to an increase of $2.5 million of accrued settlement liability, a decreases of $0.8 million in inventory, a $0.2 million in prepaids and other current assets and a $0.2 million increase in accrued expenses. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $1.2 million which primarily consists of a $0.4 million decrease in accounts payable, a $0.1 million increase in accounts receivable, and a $0.7 million decrease in other current and long-term liabilities.

Investing Activities

During the years ended December 31, 2021 and 2020, cash used in/ provided by investing activities was immaterial.

Financing Activities

During the year ended December 31, 2021, cash provided by financing activities was $48.7 million, consisting of net proceeds from the issuance of convertible notes of $48.6 million and proceeds of $74 thousand from exercises of stock options.

During the year ended December 31, 2020, cash provided by financing activities was $18.3 million, consisting of net proceeds from the issuance of convertible notes of $15.8 million, proceeds from the PPP loan of $2.5 million and proceeds of $34 thousand from exercise of stock options.

Contractual Obligations and Commitments and Off- Balance Sheet Arrangements

As of December 31, 2021, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

As of December 31, 2021, our contractual obligations consisted of: (i) operating lease commitments of $0.5 million, primarily all of which is due in 2022 and (ii) open PO commitments for $8.9 million, including $3.8 million for inventory to be consumed in the normal course of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of December 31, 2021, we had cash and cash equivalents of approximately $26.1 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Europe and Asia. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

We adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized upon transfer of control of promised products and to a small extent service to customers in an amount that reflects the consideration that we expect to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.

For over-time revenue recognition, we will recognize revenue using the input method based on efforts expended or labor hours incurred as a measure of progress, which we believe to be a faithful depiction of our performance in fulfilling the promised services or of our progress in the development and delivery of the customized products. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to us. We will perform ongoing profitability analysis of our contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventory is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis, and include freight and overhead expenses incurred to bring the inventory to its location and condition. We provide for reserves against this inventory which is considered obsolete or in excess of anticipated demand or net realizable value based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical net sales, and assumptions about future demand and market conditions. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Income Taxes

Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. We have considered projected future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If we determine that a valuation allowance is required, such adjustment to the deferred tax assets would increase our tax expense in the period in which such determination is made. Conversely, if we determine that a valuation allowance exceeds our requirement, such adjustment to the deferred tax assets would decrease tax expense in the period in which such determination is made. In evaluating the exposure associated with various tax filing positions, we accrue an income tax liability when such positions do not meet the more-likely-than-not threshold for recognition.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. We recognize potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes, interest and penalties will be due. If our estimate of income tax liabilities proves to be less than the actual amount ultimately assessed, a further charge to tax expense would be required. If the payment of these amounts ultimately proves to be unnecessary, the reversal of the accrued liabilities would result in tax benefits being recognized in the period when we determine the liabilities no longer exist.

Stock-Based Compensation

Stock-based compensation consists of expense for stock options, stock awards and RSUs granted to employees and nonemployees. We estimate the fair value of RSUs based on the fair market value of our common stock on the date of grant, subject to remeasurement upon a modification of terms. We grant RSUs which vest upon the satisfaction of both service-based and performance-based vesting conditions. The service-based vesting condition for these RSUs range from nine months to four years, while the performance-based vesting condition is satisfied on the earlier of consummating an initial public offering (“IPO”), the closing of a merger with a SPAC, a change in control event or our equity securities become publicly traded on a nationally recognized exchange other than pursuant to an IPO, SPAC transaction or a change in control event. Upon satisfaction of the performance-based vesting condition, RSUs for which the service-based condition has been satisfied will vest immediately, and any remaining unvested RSUs will vest over the remaining service period. The fair value of RSUs is recognized as compensation expense over the requisite service period, using the accelerated attribution method once the performance-based condition becomes probable of being achieved. As of December 31, 2021, no compensation expense had been recognized for the RSUs because the performance-based vesting condition was not probable of being satisfied.

We estimate the fair value of stock options and stock awards granted to employees and directors using the Black-Scholes option pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. We recognize forfeitures as they occur. Stock-based compensation expense from stock options and stock awards was $12.0 million and $5.4 million, respectively, for 2021, and 2020.

The fair value of our common stock has historically been determined by our board of directors, with the help of independent third-party valuation companies, as there was no public market for the common stock. The fair value of our common stock is determined by considering a number of objective and subjective factors, including: the valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, our operating and financial performance, the lack of liquidity of common stock and general and industry specific economic outlook, amongst other factors. The valuation of our common stock involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between these assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock and, in turn, on the valuation of our share-based compensation awards whose values are based in part on the value of our common stock.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this Current Report on Form 8-K.